EXHIBIT 99.23(j)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 6, 2003, relating to the financial statements and financial highlights, which appear in the August 31, 2003 Annual Reports of the Heritage Cash Trust - Money Market Fund and Heritage Cash Trust - Municipal Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Certified Public Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, Florida
October 27, 2003